EXHIBIT 10.32

CONSULTING SERVICES AGREEMENT

This agreement (“Agreement”) is entered into as of January 31st, 2008 Medgenics, Inc. a corporation organized under the laws of Delaware (“Client”) and Biomondo Consulting, Inc., a corporation organized under the laws of the State of California (“Consultant”).
WHEREAS, Client wishes Consultant to perform the services described in Schedule A hereto (“Services”), which shall be performed in accordance therewith and in accordance with the terms hereof, and
WHEREAS, Consultant wishes to perform Services subject to the terms and conditions set forth herein,
NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Basic Obligations of the Parties

1.1 Services. Subject to the terms and conditions provided for herein,
(a) Consultant, in consideration of the Contract Price (as defined in Section 2.1), agrees to perform Services, and
(b) Client agrees to pay for Services as set forth in Section 2.1.

1.2 Employees/Subcontractors. All personnel assigned by Consultant to perform Services will be either employees of Consultant or subcontractors with which Consultant has contracted and which have been approved in advance by Client (“Subcontractors”). Consultant will pay all salaries, fees and expenses of its employees and Subcontractors, and all federal, social security, federal and state unemployment taxes, and any other payroll or withholding taxes relating to its employees. Consultant (and its Subcontractors) will be considered, for all purposes, an independent contractor, and it will not, directly or indirectly, act as an agent, servant or employee of Client, or make any commitments or incur any liabilities on behalf of Client without its prior written consent.

ARTICLE 2
Terms of Payment and Volumes

2.1 Contract Price. In consideration for performance of Services, Client shall make payment to Consultant for Services rendered hereunder at the rates and in the amounts as in Schedule B hereto (the “Contract Price”). The Contract Price includes all amounts to be paid by Client under this Agreement, other than as specifically set forth herein, and shall be payable as set forth in Schedule B hereto.

2.2 Indemnity. Consultant shall indemnify and hold harmless Client from and against any liability and costs, including attorney fees, arising out of any failure to make payment to its employees and its Subcontractors for Services rendered pursuant to this Agreement.

ARTICLE 3
Term of Agreement

3.1 Term. This Agreement shall be effective from the date hereof and shall terminate on completion of Phase 3, at which time this Agreement shall terminate, unless otherwise renewed, extended, or modified by a written agreement signed by both parties hereto; provided, however, that either party shall have the right to terminate this Agreement prior to such date, at any time upon not less than 30 days’ notice to the other party specifying the effective date for termination.

3.2 Survival of Certain Articles. Consultant agrees that notwithstanding the termination of this Agreement pursuant to Section 3.1 hereof, Section 2.2 and Articles 6, 8, and 9 shall survive any such termination and remain in full force and effect.

ARTICLE 4
Risk of Loss; Laws

4.1 Risk. Consultant will provide for all proper safeguards and shall assume all risks of loss to Consultant and its employees and Subcontractors incurred in performing Services hereunder.

4.2 Laws. Consultant, its employees and Subcontractors shall comply with all federal, state and local laws and regulations applicable to the Services, including but not limited to laws governing payment of its employees assigned to perform Services.

ARTICLE 5
Performance of Services

5.1 Conduct of Personnel. Without limiting the responsibility of Consultant for the proper conduct of its personnel and Subcontractors in the performance of Services, the conduct of the personnel performing Services is to be guided by any rules and regulations as set forth in a Schedule C hereto and any additional special written instructions as may be agreed to by Client and Consultant.

5.2  Supervision. Consultant is responsible for the direct management and supervision of its personnel and Subcontractors through its designated representative, and such representative will, in turn, be available at all reasonable times to report and confer with the designated agents or representatives of Client with respect to Services being rendered.

5.3  Qualifications and Removal. Consultant agrees that Services to be provided will be performed by qualified, careful and efficient employees or Subcontractors in strict conformity with the best practices and highest applicable standards. Consultant further agrees that upon request of Client it will remove from the performance of Services hereunder any of its employees or Subcontractors who, in the reasonable opinion of Client, are guilty of improper conduct or are not qualified to perform assigned work.

ARTICLE 6
Confidential Information

6.1 Restriction. Consultant agrees not to use or disclose to anyone, other than such disclosure to employees or Subcontractors of Consultant as may be necessary to provide the Services, any Confidential Information (as hereinafter defined). If requested by Client, Consultant shall require its employees and Subcontractors performing Services hereunder to execute confidentiality agreements prohibiting use or disclosure of Confidential Information. For purposes of this Agreement, “Confidential Information” is (a) information contained in any materials delivered to Consultant pursuant to this Agreement and (b) information which relates to Client’s technology, financial or business affairs, product development and business plans and prospects or that of any of its customers or affiliates. Consultant acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Article 6 by Consultant, its employees or its Subcontractors and that any such breach would cause Client irreparable harm. Accordingly, Consultant agrees that in the event of any breach or threatened breach of this Article 6, Client shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedy shall not be the exclusive remedy for any breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to Client.

6.2 Delivery. Upon termination pursuant to Article 3, Consultant shall deliver or cause to be delivered to Client all Confidential Information and other material which has been prepared by Consultant or its Subcontractors in connection with the performance of the Services or in which Client has exclusive rights.

ARTICLE 7
Excuse for Nonperformance

7.1 Delays. Consultant’s obligation to perform Services hereunder shall be excused without liability when prevented by strike, act of God, governmental action, accident or any other condition beyond its reasonable control. Consultant agrees to resume performance of Services as soon as practicable following cessation of such condition.

ARTICLE 8
Disclaimer of Consequential Damages

8.1 Except in connection with a breach of the obligations under Article 6, neither party shall not in any action or proceeding, or otherwise, assert any claim for consequential, special or punitive damages against the other party (or the party’s employees or agents) on account of any loss, cost, damage or expense which the first party may suffer or incur because of any act or omission of the second party.

ARTICLE 9
Hiring of Employees/Subcontractors

9.1 Client agrees that, during the term of this Agreement and for one hundred eighty (180) days immediately following the termination of this Agreement, it shall not, directly or indirectly, hire any employees of Consultant or Subcontractors who were employed by Consultant or provided Services at any time during the term of this Agreement.

9.2 Consultant agrees that, during the term of this Agreement and for one hundred eighty (180) days immediately following the termination of this Agreement, it shall not, directly or indirectly, hire any employees of Client.

ARTICLE 10
General

10.1 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

10.2 Governing Law. This Agreement will be governed in all respects by the law of the State of California.

10.3 Amendment. This Agreement, including the Schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

10.4 Section Headings. Section and Article headings are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

10.5 Notices. All notices pursuant to this Agreement shall be in writing, except as provided herein. Notices in writing shall be sufficient if hand delivered or mailed by first class mail, postage prepaid, or sent by telecommunications to the attention of the person listed below and to the party intended as the recipient thereof at the address of such party set forth below, or at such other address or to the attention of such other person as such party shall have designated for such purpose in a written notice complying as to delivery with the terms of this Section.

Consultant:	870 Paseo Santa Cruz Thousand
Oaks, Ca 91320
Attn: Ray Chow, PhD
Medgenics, Inc.
Client:	12 Hanapach St, P.O. Box 6314
Karmiel, Israel 21653
Attn: Andrew Pearlman, MD

10.6 No Waiver of Performance. Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any right accruing under this Agreement, nor affect any subsequent breach, nor affect the effectiveness of this Agreement or any part hereof, nor prejudice either party as regards any subsequent action.

10.7 Entire Agreement; Conflicting Provisions. This Agreement together with the Schedules hereto constitutes the entire agreement between Client and Consultant with respect to the subject matter hereof and no representation or statement not contained in the main body of this Agreement or such Schedules shall be binding upon Consultant or Client as a warranty or otherwise. In the event of any conflict between the terms of the main body of this Agreement and any of the Schedules hereto, the terms of the main body of this Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have respectively caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

CONSULTANT

By	/s/ Ray Chow
RAY CHOW
Title:	PRESIDENT

CLIENT

By	/s/ Andrew Pearlman
Title:	CEO

SCHEDULE A Services

Phase 1 Deliverable:
A PowerPoint Presentation (approximately 20 slides). A draft would be sent to you in advance and then edits/refinement can be made subsequent to final delivery.

Purpose/Rationale:
The presentation will serve as a frame of reference and working document for internal strategic discussions. It will incorporate existing company information blended with addition strategic perspectives for consideration or dismissal. In essence, it will allow the Board to align around a strategy, or strategies, and proactively manipulate the choices the company will have to make in order to maximize the chances for success. The successful future will be all about simultaneous prediction and feedback.

Phase 1. There will be 4 components for the content to develop corporate strategy and the strategic choices.

Opportunity:
1. List of companies who may be interested in a platform technology including rationale
2. List of companies and/or product(s) where Medgenics bio-pump technology may be ideal for life cycle management. Regional Markets will be factored in as appropriate.
3. Medgenics as a commercial entity. The US nephrology market will be used as the potential example using Epodure. What would it take to be a serious commercial player.

Promise:
1. What Medgenics could deliver - therapeutically and by value.
2. Conversely, how Medgenics may be perceived by Pharma companies, particularly from a Business Development perspective. This is to be a mini “pressure test” on your assumptions and proof of concept from a business and NOT a scientific perspective.

Proof:
1. A list of the Medgenics’ assets from the perspective of an outsider, namely me. This in turn will form the basis of the company storyboard for future business development opportunities

Conviction and/or Exit Strategy:
1.   What is the end in mind? What would be a successful outcome?
The presentation would be summarized with a series of action steps and recommendations.

SCHEDULE B Contract Price

Phase 1:      $20,000 (the “Phase 1 Fee”), plus reasonable out-of-pocket expenses; provided, however, that all expenses in excess of $_____ individually, and $_____ in the aggregate, shall be approved in advance in writing by Client. The Phase 1 Fee shall be payable only after delivery of the PowerPoint Presentation described on Schedule A.

Phase 2:      To be mutually agreed between Client and Consultant

Phase 3:      To be mutually agreed between Client and Consultant

Invoices to be paid within 30 days of invoice date.

SCHEDULE C Rules of Engagement

[Spell out any special rules of conduct (e.g. compliance with security requirements of Client’s customers)]